UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2007

BALLANTYNE OF OMAHA, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

4350 McKinley Street	68112
Omaha, Nebraska	(Zip Code)
(Address of principal executive offices)

(Registrant’s telephone number including area code) (402) 453-4444

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below) :

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K/A

Item 2.01                                             Completion of Acquisition or Disposition of Assets

This Amendment is filed solely to attach the Asset Purchase Agreement described below as Exhibit 99.3.

On December 10, 2007 the Company completed the sale of substantially all of the assets and liabilities of its Design and Manufacturing, Inc. subsidiary to Brian Hendricks, the subsidiary’s General Manager.  The purchase consideration was approximately $2.1 million, of which Ballantyne received approximately $1.7 million in cash at closing with the remainder of the purchase price being in the form of Mr. Hendricks’s assuming approximately $0.4 million of operating liabilities. The purchase price was based on the net book value of the net assets Mr. Hendricks purchased less an adjustment for approximately $0.2 million for an allowance for possible obsolete inventory. The purchase price is subject to certain post-closing adjustments based on the net book value of the former subsidiary as of the December 1, 2007 effective date of the transaction. Pro forma financial information is attached as Exhibit 99.1, a copy of the Company’s press release announcing the transaction is attached as Exhibit 99.2 and the Asset Purchase Agreement between the Company and Mr. Hendricks is attached as Exhibit 99.3.

                Item 9.01               Financial Statements and Exhibits

(b) Pro Forma Financial Information

The unaudited pro forma consolidated financial statements of Ballantyne of Omaha, Inc. and subsidiaries and related notes are attached as Exhibit 99.1.

(d) Exhibits.

99.1 Ballantyne of Omaha, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Financial Statements (incorporated by reference to the Form 8-K as filed on December 14, 2007).

99.2 Press Release of Ballantyne of Omaha, Inc. and subsidiaries dated December 11, 2007 (incorporated by reference to the Form 8-K as filed on December 14, 2007).

99.3 Asset Purchase Agreement between the Company and Brian Hendricks dated December 10, 2007.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE OF OMAHA, INC.

Date: December 20, 2007	By: /s/ Kevin Herrmann
Kevin Herrmann
Secretary/Treasurer and
Chief Financial Officer